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                                                              Exhibit 3.1


                    RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                        ANHEUSER-BUSCH COMPANIES, INC.

    ANHEUSER-BUSCH COMPANIES, INC. was incorporated under the name ABC ACQUISITION COMPANY, and its original certificate of incorporation was filed with the Secretary of State of Delaware on February 21, 1979. This Restated Certificate of Incorporation has been duly adopted by the board of directors of this corporation pursuant to Section 245 of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation only restates and integrates and does not amend the corporation's certificate of incorporation and other certificates and instruments filed with the Secretary of State of Delaware pursuant to Section 104 of the General Corporation Law of the State of Delaware, and there is no discrepancy between the provisions of such certificate of incorporation, certificates and instruments and this Restated Certificate of Incorporation.

    FIRST.  The name of the Corporation is Anheuser-Busch Companies, Inc.

    SECOND. The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

    THIRD. The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

    FOURTH. The aggregate number of shares which the Corporation shall have authority to issue is 1,640,000,000, of which 40,000,000 shares shall be Preferred Stock having a par value of $1 per share and 1,600,000,000 shares shall be Common Stock having a par value of $1 per share. A description of each of such classes of stock and the designation and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each class of stock of the Corporation which are fixed by this Restated Certificate of Incorporation, and the express grant of authority to the Board of Directors to fix by resolution or resolutions the designations and the powers, preferences and rights of each other class, and the qualifications, limitations or restrictions thereof, are as follows:

    1. The Board of Directors shall have authority, by resolution or resolutions, at any time and from time to time to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock into one or more series, and, without limiting the generality of the foregoing, to fix and determine the designation of each such series, the number of shares which shall constitute such series and the following relative rights and preferences of the shares of each series so established:


         (a) the annual dividend rate payable on shares of such series, the time of payment thereof, whether such dividends shall be cumulative or non-cumulative, and the date or dates from which any cumulative dividends shall commence to accrue;

         (b) the price or prices at which and the terms and conditions, if any, on which shares of such series may be redeemed;

         (c) the amounts payable upon shares of such series in the event of the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Corporation;

         (d) the sinking fund provisions, if any, for the redemption or purchase of shares of such series;

         (e) the extent of the voting powers, if any, of the shares of such series;

         (f) the terms and conditions, if any, on which shares of such series may be converted into shares of stock of the Corporation of any other class or classes or into shares of any other series of the same or any other class or classes;

         (g) whether, and if so the extent to which, shares of such series may participate with the Common Stock in any dividends in excess of the preferential dividend fixed for shares of such series or in any distribution of the assets of the Corporation, upon a liquidation, dissolution or winding-up thereof, in excess of the preferential amount fixed for shares of such series; and

         (h) any other designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of shares of such series not fixed and determined by law or in this Restated Certificate of Incorporation.

    2. Each series of Preferred Stock shall be so designated as to distinguish the shares thereof from the shares of all other series. Different series of Preferred Stock shall not be considered to constitute different classes of shares for the purpose of voting by classes except as otherwise fixed by the Board of Directors with respect to any series at the time of the creation thereof.

    3. So long as any shares of Preferred Stock are outstanding, the Corporation shall not declare and pay or set apart for payment any dividends (other than dividends payable in Common Stock or other stock of the Corporation ranking junior to the Preferred Stock as to dividends) or make any other distribution on such junior stock, if at the time of making such declaration, payment or distribution the Corporation shall be in default with respect to any dividend payable on, or any obligation to retire, shares of Preferred Stock.

                                      2


    4. Subject to such limitations, if any, as may be contained in the resolution or resolutions providing for the issue of Preferred Stock of any series adopted by the Board of Directors, shares of Preferred Stock purchased, redeemed or otherwise acquired by the Corporation (excepting shares of such stock acquired on the conversion or exchange thereof into or for other shares of the Corporation) (a) shall, upon the filing by the Corporation of a Certificate pursuant to Delaware law reducing its capital in respect of such shares, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Corporation at any time as shares of any series of Preferred Stock and (b) shall, unless and until a certificate with respect thereto is filed as aforesaid, constitute treasury stock; and shares of Preferred Stock acquired on the conversion or exchange thereof into or for other shares of the Corporation shall, after such conversion or exchange, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Corporation at any time as shares of any series of Preferred Stock.

    5. Subject to the provisions of any applicable law or the By-Laws of the Corporation as from time to time amended with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by law or in resolutions of the Board of Directors establishing any series of Preferred Stock pursuant to this Article, the holders of outstanding shares of Common Stock of the Corporation shall exclusively possess the voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock of the Corporation being entitled to one vote for each share of such stock standing in such holder's name on the books of the Corporation.

    FIFTH. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three nor more than twenty-one directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. The directors shall be divided into three groups, designated Group I, Group II and Group III. Each group of directors shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors and shall serve for a three-year term.

    At each annual meeting of shareholders, successors to the group of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the groups so as to maintain the number of directors in each group as nearly equal as possible, and any additional director of any group elected to fill a vacancy resulting from an increase in such group shall hold office for a term that shall coincide with the remaining term of that group, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

                                      3


    A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

    Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred or preference stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto.

    SIXTH. The Board of Directors of the Corporation shall have the power, without the assent or vote of the stockholders, to make By-Laws for the Corporation, and to amend, alter or repeal the same.

    SEVENTH. The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by the statues of the State of Delaware and this Restated Certificate of Incorporation, and all rights herein conferred on officers, directors and stockholders are expressly to this reservation.

    EIGHTH. A. In addition to any affirmative vote required by law, any other provision of this Restated Certificate of Incorporation, the By-laws of the Corporation or otherwise, and except as otherwise expressly provided in Sections B or C of this Article EIGHTH, a Business Transaction with or a Stock Repurchase from, or proposed by or on behalf of, an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder shall require the approval by not less than a majority vote of the holders of all of the Corporation's outstanding Voting Stock, voting together as a single class, which is beneficially owned by persons other than such Interested Shareholder and its Affiliates and Associates. Such affirmative vote shall be required notwithstanding the fact that no vote may otherwise be required, or that a lesser percentage or separate class vote may be required, by law, any other provision of this Restated Certificate of Incorporation, the By-laws of the Corporation or otherwise.

    B. The provisions of Section A of this Article EIGHTH shall not be applicable to any Business Transaction involving an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder, and such Business Transaction shall require only such affirmative vote, if any, as is required by law, any other provision of this Restated Certificate of Incorporation, the By-laws of the Corporation or otherwise, if all of the conditions specified in either of the following Paragraphs 1 or 2 are met:

                                      4


         1. The Business Transaction shall have been approved (or shall have been effected in accordance with a written agreement approved) by a majority of the Disinterested Directors, whether such approval is given prior to or subsequent to the acquisition of beneficial ownership of the Voting Stock that caused such Interested Shareholder to become an Interested Shareholder. A Business Transaction with an Interested Shareholder or an Affiliate or an Associate of an Interested Shareholder shall be deemed to have been approved by a majority of the Disinterested Directors if such Business Transaction either (i) was expressly approved (or the agreement pursuant to which it was effected was expressly approved) by a majority of Disinterested Directors, or (ii) is within a category of Business Transactions with such Interested Shareholder or its Affiliates or Associates authorized to be entered into by a resolution or resolutions adopted by, and not subsequently rescinded by, a majority of Disinterested Directors.

         2. The Business Transaction is a Business Combination and all of the following conditions shall have been met:

                 a. The aggregate amount of cash and the Fair Market Value as of the date of the consummation of the Business Transaction of consideration other than cash to be received per share by holders of the Corporation's Common Stock in such Business Transaction shall be at least equal to the highest amount determined under clauses (i) and
         (ii) below:

                        (i) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
                 fees) paid by or on behalf of such Interested Shareholder or any Affiliate or Associate of such Interested Shareholder for any shares of Common Stock in connection with the acquisition by such Interested Shareholder or any such Affiliate or Associate of beneficial ownership of shares of Common Stock within (x) the two-year period immediately prior to the first public announcement of the proposed Business Transaction (the "Announcement Date"), or (y) in the transaction in which such Interested Shareholder became an Interested Shareholder, whichever is higher; and

                        (ii) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which such Interested Shareholder became an Interested Shareholder (the "Determination Date"), whichever is higher.

                 b. The aggregate amount of cash and the Fair Market Value as of the date of the consummation of the Business Transaction of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock other than Common Stock shall be at least equal to the highest amount determined under clauses (i), (ii) and (iii) below:

                                      5


                        (i) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
                 fees) paid by or on behalf of such Interested Shareholder or any Affiliate or Associate of such Interested Shareholder for any shares of such class or series of Capital Stock in connection with the acquisition by such Interested Shareholder or any such Affiliate or Associate of beneficial ownership of shares of such class or series of Capital Stock (x) Within the two-year period immediately prior to the Announcement Date, or
                 (y) in the transaction in which such Interested Shareholder became an Interested Shareholder, whichever is higher;

                        (ii) the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher; and

                        (iii) the highest preferential amount per share, if any, to which the holders of shares of such class or series of Capital Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, regardless of whether the Business Transaction to be consummated constitutes such an event.

         The provisions of this Paragraph 2.b shall be required to be met with respect to every class or series of outstanding Capital Stock, whether or not such Interested Shareholder or any Affiliate or Associate of such Interested Shareholder has previously acquired beneficial ownership of any shares of the particular class or series of Capital Stock.

                 c. The consideration to be received by holders of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of such Interested Shareholder and its Affiliates and Associates in connection with their direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by such Interested Shareholder and its Affiliates and Associates. The prices determined in accordance with Paragraphs 2.a and 2.b of this Section
         B shall be subject to an appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

                 d. After the Determination Date and prior to the consummation of such Business Transaction: (i) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding

                                      6


         Capital Stock; (ii) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors; (iii) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (iv) neither such Interested Shareholder nor any Affiliate or Associate of such Interested Shareholder shall have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Interested Shareholder becoming an Interested Shareholder and except in a transaction that, after giving effect thereto, would not result in any increase in such Interested Shareholder's or any such Affiliate's or Associate's percentage beneficial ownership of any class or series of Capital Stock.

                 e. A proxy or information statement describing the proposed Business Transaction and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Act") (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all shareholders of the Corporation at least 30 days prior to the consummation of such Business Transaction (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Transaction that the Disinterested Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Disinterested Directors, the opinion of an investment banking firm selected by a Majority of the Disinterested Directors as to the fairness (or not) of the terms of the Business Transaction from a financial point of view to the holders of the outstanding shares of Capital Stock other than such Interested Shareholder and its Affiliates or Associates, such investment banking firm to be paid a reasonable fee for its services by the Corporation.

    C. The provisions of Section A of this Article EIGHTH shall not be applicable to a Stock Repurchase with, or proposed by or on behalf of, an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder, and such Stock Repurchase shall require only such affirmative vote, if any, as is required by law, any other provision of this Restated Certificate of Incorporation, the By-laws of the Corporation or otherwise, if the conditions specified in either of the following Paragraphs 1 or 2 are met:

         1. The Stock Repurchase is made pursuant to a tender offer or exchange offer for a class of Capital Stock made available on the same basis to all holders of such class of Capital Stock.

         2.  The Stock Repurchase is made pursuant to an open market purchase

                                      7


    program approved by a majority of the Disinterested Directors, provided that such repurchase is effected on the open market and is not the result of a privately negotiated transaction.

    D.   For the purposes of this Article EIGHTH:

         1.  The term "Business Transaction" shall mean:

                 a. any merger or consolidation of the Corporation with, or any sale or transfer of all or substantially all of the Corporation's assets to, (i) any Interested Shareholder or (ii) any other corporation (whether or not itself an Interested Shareholder) which is or after such merger, consolidation, sale or transfer would be an Affiliate or Associate of an Interested Shareholder, or any liquidation or dissolution of the Corporation (any such merger, consolidation, sale, transfer, liquidation or dissolution being referred to herein as a "Business Combination"); and

                 b. any other transaction (other than a Stock Repurchase) between the Corporation or any Subsidiary, on the one hand, and any Interested Shareholder or any Affiliate or Associate of an Interested Shareholder, on the other hand, and any amendment to the By-laws of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate or Associate of an Interested Shareholder; and

                 c. any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation), or any merger or consolidation of the Corporation with any Subsidiary, or any other transaction (whether or not with or otherwise involving an Interested Shareholder) that has the effect, directly or indirectly, of increasing the percentage beneficial ownership of any class or series of Capital Stock held by, or the voting power with respect to the Corporation of, any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

                 d. any agreement, contract or other arrangement providing or any one or more of the actions specified in the foregoing clauses
         a. to c.

         2. The term "Stock Repurchase" shall mean any repurchase by the Corporation or any Subsidiary of any shares of Capital Stock at a price greater than the then Fair Market Value of such shares from an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder if beneficial ownership of one-quarter or more of all shares of Capital Stock beneficially owned by such Interested Shareholder and its Affiliates and Associates were acquired (disregarding shares acquired as part of a pro-rata stock dividend or stock split) within a period of less than two years prior to the date of such repurchase (or the date of an agreement in respect thereof).

         3. The term "Capital Stock" shall mean all capital stock of the Corporation authorized to be issued from time to time under Article FOURTH of this Restated

                                      8


    Certificate of Incorporation, and the term "Voting Stock" shall mean all Capital Stock which by its terms may be voted on all matters submitted to shareholders of the Corporation generally.

         4. The term "person" shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

         5. The term "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary, or any pension, profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary, or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (a) is the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

         6. A person shall be a "beneficial owner" of any Capital Stock (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Shareholder pursuant to Paragraph 5 of this Section D, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of Paragraph 6 of this Section D, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

         7. A person shall be deemed to be an "Affiliate" of a specified person, if such person directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person. A person shall be deemed to be an "Associate" of a specified person, if such person is (a) a corporation or organization (other than the Corporation or any Subsidiary) of which such specified person is an officer or partner or of which such specified person is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (b) a trust or other estate (other than

                                       9


    any pension, profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary) in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity, or (c) a relative or spouse of such specified person, or a relative of such spouse, who has the same home as such specified person.

         8. The term "Subsidiary" means any corporation of which a majority of any class of equity security is beneficially owned by the Corporation, as well as any Affiliate of the Corporation which is controlled by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in Paragraph 5 of this Section D, the term "Subsidiary" shall mean only a company of which a majority of each class of equity security is beneficially owned by the Corporation.

         9. With respect to any Business Transaction with, or proposed by or on behalf of, an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder, and with respect to any proposal of the kind referred to in Section H of this Article EIGHTH, which is proposed by or on behalf of an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder, the term "Disinterested Director" means any member of the Board of Directors of the Corporation (the "Board") who is not an Affiliate or Associate or representative of such Interested Shareholder and was a Member of the Board either on February 27, 1985 or prior to the time that such Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director, while such successor is a member of the Board, who is not an Affiliate or Associate or representative of such Interested Shareholder and is recommended or elected to succeed the Disinterested Director by a majority of Disinterested Directors.

         10. The term "Fair Market Value" means (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Disinterested Directors.

         11. In the event of any Business Transaction in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Paragraphs 2.a and 2.b of Section B of this Article EIGHTH shall include the

                                      10


    shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

    E. A majority of the Disinterested Directors shall have the power and duty to determine for the purposes of this Article EIGHTH, on the basis of information known to them after reasonable inquiry, all questions arising under this Article EIGHTH, including, without limitation, (a) whether a person is an Interested Shareholder, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, and (d) whether the consideration to be received in any Stock Repurchase by the Corporation or any Subsidiary exceeds the then Fair Market Value of the shares of Capital Stock being repurchased. Any such determination made in good faith shall be binding and conclusive on all parties.

    F. Nothing contained in this Article EIGHTH shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

    G. The fact that any Business Transaction complies with the provisions of Section B of this Article EIGHTH shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board, or any member thereof, to approve such Business Transaction or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Transaction.

    H. Notwithstanding any other provisions of this Restated Certificate of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Restated Certificate of Incorporation or the By-laws of the Corporation), any proposal to amend or repeal, or adopt any provision of this Restated Certificate of Incorporation inconsistent with, this Article EIGHTH which is proposed by or on behalf of an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder shall require approval by not less than a majority vote of the holders of all then outstanding shares of Voting Stock which are beneficially owned by persons other than such Interested Shareholder and its Affiliates and Associates, voting together as a single class; provided, however, that this Section H shall not apply to, and such majority vote shall not be required for, any amendment, repeal or adoption which does not affect the provisions of this Article EIGHTH relating to Stock Repurchases and which is recommended by a majority of the Disinterested Directors, if a majority of the directors then in office are Disinterested Directors.

    NINTH. A. The Corporation shall indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a party to any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by

                                      11


law. No amendment or repeal of this Section A of Article NINTH shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

    B. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of the law. The Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing for indemnification to the fullest extent permitted by law and including as part thereof any or all of the foregoing, to ensure the payment of such sums as may become necessary to effect full indemnification.

    IN WITNESS WHEREOF, ANHEUSER-BUSCH COMPANIES, INC. has caused this Restated Certificate of Incorporation to be signed by JoBeth G. Brown, its Vice President and Secretary, as of this 7th day of May, 1999.



                                    /s/ JoBeth G. Brown
                                    ----------------------------------
                                    Vice President and Secretary

                                      12



                 CERTIFICATE OF DESIGNATION, PREFERENCES AND
           RIGHTS OF SERIES B JUNIOR PARTICIPATING PREFERRED STOCK
                                      of
                        ANHEUSER-BUSCH COMPANIES, INC.

Pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Restated Certificate of Incorporation, a series of Preferred Stock of the Corporation has been created by means of adoption by the Board of Directors of a resolution on December 18, 1985, and the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

    Section 1. Designation and Amount. The shares of such series shall be
               -----------------------
designated as "Series B Junior Participating Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting such series shall be 4,000,000.

    Section 2.  Dividends and Distributions.
                ----------------------------

    (A) The holders of shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the fifteenth day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $1 per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preferred Stock. In the event the Corporation shall at any time after September 12, 1986, declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

    The Corporation shall declare a dividend or distribution on the Series B Preferred Stock as provided in this paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10 per share on the Series B Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

    Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series B Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

    Section 3. Voting Rights.  The holders of Shares of Series B Preferred
               --------------
Stock shall have the following voting rights:

    (A) Subject to the provision for adjustment hereinafter set forth, each share of Series B Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after September 12, 1986, declare or pay any dividend on Common Stock payable in shares of Common Stock; or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

    (B) Except as otherwise provided herein or by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

    (C)   (i)     If at any time dividends on any Series B Preferred Stock
shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series B Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, the holders of Preferred Stock, voting as a class, irrespective of series, shall have the right to elect two Directors.

          (ii) During any default period, such voting right of the holders of Series B Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of Preferred Stock as hereinafter provided to increase in certain cases the authorized number of Directors shall be exercised unless the holders of 25% in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two Directors or, if such right is exercised at an annual meeting, to elect two Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided.

          (iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph (C) (iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the Stockholders.

          (iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

          (v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred
Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the by-laws irrespective of any increase pursuant to the provisions of paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

    (D) Except as set forth herein, holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

    Section 4. Certain Restrictions.
               ---------------------

    (A) Whenever quarterly dividends or other dividends or distributions payable on the Series B Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Preferred Stock outstanding shall have been paid in full, the Corporation shall not

          (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock;

          (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Preferred Stock; or

          (iv) purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, any shares of stock ranking on a parity with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

    (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this
Section 4, purchase or otherwise acquire such Shares at such time and in such manner.

    Section 5. Reacquired Shares.  Any shares of Series B Preferred Stock
               ------------------
purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

    Section 6. Liquidation, Dissolution or Winding Up. Upon any voluntary
               ---------------------------------------
liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received $50 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series B Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except distributions made ratably on the Series B Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time after September 12, 1986, declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

    Section 7. Consolidation, Merger, etc.  In case the Corporation shall
               ---------------------------
enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series B Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after September 12, 1986, declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

    Section 8.  No Redemption.  The shares of Series B Preferred Stock shall
                --------------
not be redeemable.

    Section 9. Ranking.  The Series B Preferred Stock shall rank pari passu
               --------
with all other series of the Corporation's Preferred Stock outstanding as of December 27, 1985 as to the payment of dividends and the distribution of assets.

    Section 10. Amendment.  The Certificate of Incorporation of the
                ----------
Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series B Preferred Stock, voting together as a single class.